                           UNITED STATES OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                    --------------------------
                                                           OMB APPROVAL
                                                    --------------------------
                                                      OMB Number: 3235-0145
                                                      Expires: October 31, 2002
                                                      Estimated average burden
                                                      hours per response...14.9
                                                    ---------------------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. __)(1)

                                Variagenics, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92219610
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


       / / Rule 13d-1(b)
       / / Rule 13d-1(c)
       /X/ Rule 13d-1(d)



--------------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  2  of   22  Pages
------------------------                              -------------------------


------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Oxford Bioscience Partners II L.P.
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                         (a) / /
                                                         (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                          ----- -----------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562  Shares

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562  Shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  3  of   22  Pages
------------------------                              -------------------------


------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Oxford Bioscience Partners (Adjunct) II L.P.
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) / /
                                                             (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  4  of   22  Pages
------------------------                              -------------------------


------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Oxford Bioscience Partners (GS-Adjunct) II L.P.
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) / /
                                                             (b) / /
------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- -----------------------------------------------------------------------

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  5  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management II L.P.
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                           (a) / /
                                                           (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- -----------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  6  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Oxford Bioscience Partners (Bermuda) II Limited Partnership
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a) / /
                                                            (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



------- -----------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  7  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        OBP Management (Bermuda) II Limited Partnership
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                          (a) / /
                                                          (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- -----------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  8  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        OBP Management (Bermuda) II Ltd.
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) / /
                                                               (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562   Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562  Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562  Shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



------- -----------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  9  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Edmund M. Olivier
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) / /
                                                               (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares


------- -----------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)/ /


------- -----------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  10  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Cornelius T. Ryan
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) / /
                                                               (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



------- -----------------------------------------------------------------------

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  11  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Alan G. Walton
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) / /
                                                               (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



------- -----------------------------------------------------------------------

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  12  of   22  Pages
------------------------                              -------------------------

------- -----------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Jonathan J. Fleming
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) / /
                                                                 (b) / /

------- -----------------------------------------------------------------------

  3     SEC USE ONLY

------- -----------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF
                          ----- -----------------------------------------------

         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,120,562 Shares

                          ----- -----------------------------------------------

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares

                          ----- -----------------------------------------------

         WITH:             8    SHARED DISPOSITIVE POWER

                                2,120,562 Shares

------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,120,562 Shares

------- -----------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



------- -----------------------------------------------------------------------

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.1%
------- -----------------------------------------------------------------------

  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  13  of   22  Pages
------------------------                              -------------------------

NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners II L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) II L.P., a Delaware limited partnership; (iii) Oxford Bioscience Partners (GS-Adjunct) II L.P., a Delaware limited partnership;
(iv) OBP Management II L.P., a Delaware limited partnership; (v) Oxford Bioscience Partners (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vii) OBP Management (Bermuda) II Ltd., a Bermuda company;
(viii) Edmund M. Olivier; (ix) Cornelius T. Ryan; (x) Alan G. Walton and (xi) Jonathan J. Fleming.


Item 1(a).      Name of Issuer:  Variagenics, Inc.
                --------------

Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                60 Hampshire Street, Bldg 400, Cambridge, MA 02139
                --------------------------------------------------


             Item 2(a)                        Item 2(b)                              Item 2(c)
             ---------                        ---------                              ---------
                                                                                 Citizenship or Place
       Name of Person Filing                   Address                            of Organization
       ---------------------                   -------                            ---------------


Oxford Bioscience Partners II L.P.    Oxford Bioscience Partners                       Delaware
     ("OBP II")                       315 Post Road West
                                      Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
     (Adjunct) II L.P. ("OBP          315 Post Road West
     Adjunct II")                     Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
     (GS-Adjunct) II L.P. ("OBP       315 Post Road West
     GS-Adjunct II")                  Westport, CT 06880


OBP Management II L.P. ("OBP          Oxford Bioscience Partners                       Delaware
     Management II") the general      315 Post Road West
     partner of OBP II, OBP Adjunct   Westport, CT 06880
     II and OBP GS-Adjunct II


Oxford Bioscience Partners            Richmond House                                   Bermuda
     (Bermuda) II Limited             Par-la-Ville Road
     Partnership ("OBP Bermuda II")   Hamilton, Bermuda





------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  14  of   22  Pages
------------------------                              -------------------------


OBP Management (Bermuda) II Limited   Richmond House                                   Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda II"), the general        Hamilton, Bermuda
     partner of OBP Bermuda II


OBP Management (Bermuda) II Ltd.      Richmond House                                   Bermuda
     ("OBP Bermuda II Ltd."), the     Par-la-Ville Road
     corporate general partner of     Hamilton, Bermuda
     OBP Management Bermuda II


Edmund M. Olivier, a general          Oxford Bioscience Partners                      United States
     partner of OBP Management II     650 Town Center Drive
     and OBP Management Bermuda II    Costa Mesa, California  92626


Cornelius T. Ryan, a general          Oxford Bioscience Partners                      United States
     partner of OBP Management II     315 Post Road West
     and OBP Management Bermuda II    Westport, CT 06880


Alan G. Walton, a general partner     Oxford Bioscience Partners                      United States
     of OBP Management II and OBP     315 Post Road West
     Management Bermuda II            Westport, CT 06880


Jonathan J. Fleming, a general        Oxford Bioscience Partners                      United States
     partner of OBP Management II     31 St. James Avenue, Suite 905
     and OBP Management Bermuda II    Boston, MA 02116




Item 2(d).      Title of Class of Securities:  Common Stock, $.01 par value.
                ----------------------------

Item 2(e).      CUSIP Number: 92219610
                ------------

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  15  of   22  Pages
------------------------                              -------------------------


                Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                (a)  / /     Broker or Dealer registered under Section 15 of
                             the Securities Exchange Act of 1934 (the "Act").

                (b)  / /     Bank as defined in Section 3(a)(6) of the Act.

                (c)  / /     Insurance Company as defined in Section 3(a)(19)
                             of the Act.

                (d)  / /     Investment Company registered under Section 8 of
                             the Investment Company Act of 1940.

                (e)  / /     An Investment Adviser in accordance with Rule
                             13d-1(b)(i)(ii)(E) of the Act.

                (f)  / /     Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or
                             Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                             Act.

                (g)  / /     Parent Holding Company or control person, in
                             accordance with Rule 13d-1(b)(ii)(G) of the Act.

                (h)  / /     A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act.

                (i)  / /     A church plan that is excluded from the definition
                             of investment company under Section 3(c)(14) of the Investment Company Act of 1940.

                (j)  / /     Group, in accordance with Rule 13d-1(b)(1)(ii)(J)
                             of the Act.

                None of the above.


Item 4.         Ownership.
                ---------

                (a) Amount Beneficially Owned: As of December 31, 2000, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                      OBP II:                                    867,079 Shares
                      OBP Adjunct II:                            212,606 Shares
                      OBP GS-Adjunct II:                         394,161 Shares
                      OBP Management II:                         0 Shares
                      OBP Bermuda II:                            646,716 Shares
                      OBP Management Bermuda II:                 0 Shares
                      OBP Bermuda II Ltd.:                       0 Shares
                      Mr. Olivier:                               0 Shares
                      Mr. Ryan:                                  0 Shares
                      Mr. Walton:                                0 Shares
                      Mr. Fleming:                               0 Shares

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  16  of   22  Pages
------------------------                              -------------------------


                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management II (as the general partner of OBP II, OBP Adjunct II and OBP GS-Adjunct II) and OBP Management Bermuda II (as the general partner of OBP Bermuda II) may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. OBP Bermuda II Ltd., as the corporate general partner of OBP Management Bermuda II, may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. Messrs. Ryan, Walton, Olivier and Fleming are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct III, and OBP GS-Adjunct II, and OBP Management Bermuda II, the general partner of OBP Bermuda II. Therefore, each of Messrs. Ryan, Walton, Olivier and Fleming, the general partners of OBP Management II and OBP Management Bermuda II, may be deemed to own beneficially the shares held by OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. Note that 66,583 of the beneficially owned shares of OBP II, 46,815 of the of the beneficially owned shares of OBP Bermuda II, 17,274 of the beneficially owned shares of OBP Adjunct II and 36,576 of the beneficially owned shares of OBP GS-Adjunct
                II consist of shares issuable upon exercise of warrants to purchase shares.

                (b) Percent of Class:

                      OBP II:                                    9.1%
                      OBP Adjunct II:                            9.1%
                      OBP GS-Adjunct II:                         9.1%
                      OBP Management II:                         9.1%
                      OBP Bermuda II:                            9.1%
                      OBP Management Bermuda II:                 9.1%
                      OBP Bermuda II Ltd.:                       9.1%
                      Mr. Olivier:                               9.1%
                      Mr. Ryan:                                  9.1%
                      Mr. Walton:                                9.1%
                      Mr. Fleming:                               9.1%

                The foregoing percentages are calculated based on the 23,108,296 shares of Common Stock reported to be outstanding as of November 9, 2000 in the Quarterly Report on Form 10-Q of Variagenics, Inc. for the quarter ended September 30, 2000, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c)   Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:

                      OBP II:                                    0 Shares
                      OBP Adjunct II:                            0 Shares
                      OBP GS-Adjunct II:                         0 Shares
                      OBP Management II:                         0 Shares
                      OBP Bermuda II:                            0 Shares

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  17  of   22  Pages
------------------------                              -------------------------


                      OBP Management Bermuda II:            0 Shares
                      OBP Bermuda II Ltd.:                  0 Shares
                      Mr. Olivier:                          0 Shares
                      Mr. Ryan:                             0 Shares
                      Mr. Walton:                           0 Shares
                      Mr. Fleming:                          0 Shares

                      (ii)     shared power to vote or to direct the vote:

                      OBP II:                               2,120,562 Shares
                      OBP Adjunct II:                       2,120,562 Shares
                      OBP GS-Adjunct II:                    2,120,562 Shares
                      OBP Management II:                    2,120,562 Shares
                      OBP Bermuda II:                       2,120,562 Shares
                      OBP Management Bermuda II:            2,120,562 Shares
                      OBP Bermuda II Ltd.:                  2,120,562 Shares
                      Mr. Olivier:                          2,120,562 Shares
                      Mr. Ryan:                             2,120,562 Shares
                      Mr. Walton:                           2,120,562 Shares
                      Mr. Fleming:                          2,120,562 Shares

                      (iii)    sole power to dispose or to direct the
                               disposition of:

                      OBP II:                               0 Shares
                      OBP Adjunct II:                       0 Shares
                      OBP GS-Adjunct II:                    0 Shares
                      OBP Management II:                    0 Shares
                      OBP Bermuda II:                       0 Shares
                      OBP Management Bermuda II:            0 Shares
                      OBP Bermuda II Ltd.:                  0 Shares
                      Mr. Olivier:                          0 Shares
                      Mr. Ryan:                             0 Shares
                      Mr. Walton:                           0 Shares
                      Mr. Fleming:                          0 Shares


                      (iv) shared power to dispose or to direct the disposition of:

                      OBP II:                               2,120,562 Shares
                      OBP Adjunct II:                       2,120,562 Shares
                      OBP GS-Adjunct II:                    2,120,562 Shares
                      OBP Management II:                    2,120,562 Shares
                      OBP Bermuda II:                       2,120,562 Shares
                      OBP Management Bermuda II:            2,120,562 Shares
                      OBP Bermuda II Ltd.:                  2,120,562 Shares
                      Mr. Olivier:                          2,120,562 Shares
                      Mr. Ryan:                             2,120,562 Shares
                      Mr. Walton:                           2,120,562 Shares
                      Mr. Fleming:                          2,120,562 Shares

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  18  of   22  Pages
------------------------                              -------------------------


                Each of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaims beneficial ownership of any shares of Common Stock of Variagenics, Inc., except any shares held directly of record.

Item 5.         Ownership of Five Percent or Less of a Class.
                --------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ---------------------------------------------------------------

                Not applicable.

Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company.
                --------

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                Not applicable. OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

Item 9.         Notice of Dissolution of Group.
                ------------------------------

                Not applicable.

Item 10.        Certification.
                -------------

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  19  of   22  Pages
------------------------                              -------------------------


                                    Signature

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 to our initial Schedule 13G filing.


Dated:   February __, 2001


                               OXFORD BIOSCIENCE PARTNERS II L.P.

                               By:  OBP Management II L.P., its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                               By:  OBP Management II L.P., its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OXFORD BIOSCIENCE PARTNERS
                               (GS - ADJUNCT) II L.P.

                               By:  OBP Management II L.P., its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OBP MANAGEMENT II L.P.

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  20  of   22  Pages
------------------------                              -------------------------

                               OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                               By: OBP Management (Bermuda) II Limited
                               Partnership, its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                               By:  OBP Management (Bermuda) II Ltd., its
                               general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  Director

                               OBP MANAGEMENT (BERMUDA) II LTD.

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  Director


                               /s/ Cornelius T. Ryan
                               -----------------------------------
                               Cornelius T. Ryan


                               /s/ Alan G. Walton
                               -----------------------------------
                               Alan G. Walton


                               /s/ Edmund M. Olivier
                               -----------------------------------
                               Edmund M. Olivier


                               /s/ Jonathan J. Fleming
                               -----------------------------------
                               Jonathan J. Fleming

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  21  of   22  Pages
------------------------                              -------------------------


                                    Exhibit 1
                                    ---------

                                    AGREEMENT

         Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Variagenics, Inc.


Dated:   February __, 2001

                               OXFORD BIOSCIENCE PARTNERS II L.P.

                               By:  OBP Management II L.P., its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                               By:  OBP Management II L.P., its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OXFORD BIOSCIENCE PARTNERS
                               (GS - ADJUNCT) II L.P.

                               By:  OBP Management II L.P., its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OBP MANAGEMENT II L.P.

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

------------------------                              -------------------------
CUSIP No.  92219610                   13G              Page  22  of   22  Pages
------------------------                              -------------------------

                               OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                               By: OBP Management (Bermuda) II Limited
                               Partnership, its general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  General Partner

                               OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                               By:  OBP Management (Bermuda) II Ltd., its
                               general partner

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  Director

                               OBP MANAGEMENT (BERMUDA) II LTD.

                                  By: /s/ Jonathan J. Fleming
                                      -----------------------------------------
                                  Jonathan J. Fleming
                                  Director


                               /s/ Cornelius T. Ryan
                               -----------------------------------
                               Cornelius T. Ryan


                               /s/ Alan G. Walton
                               -----------------------------------
                               Alan G. Walton


                               /s/ Edmund M. Olivier
                               -----------------------------------
                               Edmund M. Olivier


                               /s/ Jonathan J. Fleming
                               -----------------------------------
                               Jonathan J. Fleming